Exhibit 99.1

Northrim News
Headquarters: 3111 C Street, Anchorage, AK 99503

     News for Immediate Release

DATE:	May 8, 2003

CONTACT:	Chris Knudson
Executive VP & COO
PHONE:	(907) 261-3304

NORTHRIM BANCORP, INC. RECEIVES
$7.8 MILLION FROM POOLED TRUST PREFERRED TRANSACTION

     ANCHORAGE, AK – May 8, 2003 – Northrim BanCorp, Inc., (the “Company”) (Nasdaq: NRIM), announced today that it has received $7.8 million from its participation in a pooled trust preferred offering, in which it issued long-term floating rate capital securities with an initial rate of 4.44%. The offering was managed by Credit Suisse First Boston LLC and Trapeza Funding LLC.

     “Issuance of the capital securities, which are a stable and lower cost capital, will support Northrim’s growth and expansion plans while avoiding the dilution to existing shareholders that would result from the issuance of additional shares of common stock,” said Marc Langland, Northrim chairman and CEO.

     “We are pleased that the trust preferred transaction has provided additional capital that will support our continued growth,” said Chris Knudson, executive vice president and COO. “Proceeds will be used to support general corporate activities.”

     Northrim BanCorp, Inc. is the parent company of Northrim Bank. Northrim Bank is a full-service commercial bank that provides a full range of personal and business banking services. With locations in Anchorage, Eagle River, Wasilla and Fairbanks, Alaska, Northrim Bank differentiates itself with a “Customer First Service” philosophy.

www.northrim.com
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Note Regarding Forward-Looking Statements

This release may contain forward-looking statements that are subject to risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy and management’s plans and objectives for future operations are forward-looking statements. When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Northrim or management, are intended to help identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct. Forward-looking statements are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements. These risks and uncertainties include our ability to maintain or expand our market share or net interest margins, and to implement our marketing and growth strategies. Further, actual results may be affected by our ability to compete on price and other factors.